Exhibit 99.1

Synacor Reports 16% Revenue Growth for 2016 and

Announces Guidance of About 30% Growth for 2017

•	FY 2016 revenue of $127.4 million, a 16% year-over-year increase
•	FY 2017 revenue guidance of $160 million to $170 million, reflecting 30% year-over-year growth at midpoint of range
•	Synacor on track with AT&T launch; Announces several customer wins in email and video

BUFFALO, N.Y., March 15, 2017 - Synacor Inc. (NASDAQ: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, and enterprises, today announced its financial results for the quarter and year ended December 31, 2016.

“We are seeing strong market validation of Synacor’s portal, email, advertising and video products,” said Synacor CEO Himesh Bhise. “We continue to make excellent progress toward the launch and deployment of the AT&T portal, and we announced several new customer wins in email and video.

“We begin 2017 a stronger Synacor, well positioned in attractive and growing digital markets. We expect accelerated revenue growth of about 30% this year, as we continue to progress on our Path to 3/30/300.”

Recent Highlights

•	Made excellent progress on plan to launch the new AT&T desktop and mobile web portal in the first half of 2017, and deployment will be completed through 2017.

•	Launched TV Everywhere video apps for GVTC and Consolidated Communications, powered by Synacor’s end-to-end video platform - now available in the Apple App Store and Google Play Store.

•	Selected to provide hosted email service for a top 10 U.S. service provider.

•

Added several new Zimbra email customers, including a major international IT organization; a European financial services company; an international state-owned seaport enterprise; and an international police department.

FY 2016 and Q4 2016 Financial Results

Revenue: For fiscal 2016, total revenue was $127.4 million, an increase of 16% compared with fiscal 2015. For the fourth quarter of 2016, total revenue was $34.9 million, an increase of 8% compared with the fourth quarter of 2015.

Net Income: For fiscal 2016, net loss was $10.7 million, compared with net loss of $3.5 million in fiscal 2015, reflecting the investment to support the AT&T portal business. Earnings per share, or EPS, was a loss of $0.36 compared with a loss of $0.12 in fiscal 2015. For the fourth quarter of 2016, net loss was

$3.1 million compared with a net loss of $0.4 million in the fourth quarter of 2015.  EPS was a loss of $0.10 compared with a loss of $0.01 in the fourth quarter of 2015.

Adjusted EBITDA: For fiscal 2016, adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), which excludes stock-based compensation expense, was $3.2 million compared with $7.6 million for fiscal 2015. The fiscal 2016 adjusted EBITDA includes $6.3 million in investment (operating expense) to support the AT&T portal business. For the fourth quarter of 2016, adjusted EBITDA was $1.2 million, which includes $2.2 million in investment (operating expense) to support the AT&T portal business. This compares with $2.9 million in adjusted EBITDA for the fourth quarter of 2015.

Cash: Synacor ended the fourth quarter of 2016 with $14.3 million in cash and cash equivalents, compared with $15.0 million at the end of the prior quarter. Cash generated by operating activities was $1.5 million for the fourth quarter of 2016, despite the investment in the AT&T portal business.

Guidance

Based on information available as of March 15, 2017, Synacor is providing financial guidance for fiscal 2017 and the first quarter of fiscal 2017 as follows:

•

Fiscal 2017 Guidance: Revenue for the full year of 2017 is projected to grow 26% to 33% to be in the range of $160.0 million to $170.0 million. Synacor expects to report a net loss in the range of $2.8 million to $8.0 million and adjusted EBITDA in the range of $6.0 million to $10.0 million, which excludes stock-based compensation expense of $2.8 million to $3.2 million, depreciation and amortization of $8.8 million to $9.6 million, and tax, interest expense and other income and expense of $1.2 million.

•

Q1 2017 Guidance: Revenue for the first quarter of 2017 is projected to be in the range of $26.0 million to $28.0 million. Synacor expects to report a net loss of $6.2 million to $7.5 million and adjusted EBITDA of $(3.0) million to $(4.0) million, which excludes stock-based compensation expense of $0.7 million to $0.8 million, depreciation and amortization of $2.2 million to $2.4 million and tax, interest expense and other income and expense of $0.3 million.

Net Income and adjusted EBITDA guidance for the first quarter and fiscal year 2017 reflect a portion of the $10 million investment planned from the second quarter of 2016 through the first quarter of 2017 to deploy portal services for AT&T.

Conference Call Details

Synacor will host a conference call today at 5:00 p.m. ET to discuss the fourth-quarter and year-end financial results with the investment community. Investors interested in listening to the webcast should log on to the “Investors” section of Synacor’s website under the subheading “Events and Presentations,” located at www.synacor.com.  To participate, please login approximately 10 minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (877) 201-0168, with conference ID 75167396, or callers outside the U.S. may dial (647) 788-4901. Following completion of the call, a recorded webcast replay will be available on Synacor's website. To listen to the telephone replay, call toll-free (800) 585-8367, or callers outside the U.S. may dial (416) 621-4642. The conference ID is 75167396.

About Synacor

Known for managed portals and apps, advertising, email and collaboration, authentication, and end-to-end advanced video services, Synacor (Nasdaq:SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. Synacor enables our customers to better engage with their consumers. www.synacor.com

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, its expectations related to the AT&T contract, its first-quarter and fiscal year 2017 guidance, the statements and quotations from management and Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Synacor’s results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the loss of a significant customer; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect Synacor’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the company's most recent Form 10-Q filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of March 15, 2017, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

David Calusdian, President

Sharon Merrill Associates

ir@synacor.com

617-542-5300

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$ 14,315	$ 15,697
Accounts receivable, net	27,386	24,341
Prepaid expenses and other current assets	4,862	3,290
Total current assets	46,563	43,328
Property and equipment, net	14,406	14,377
Goodwill	15,943	15,187
Intangible assets	14,837	14,798
Other long-term assets	1,650	1,336
Total Assets	$ 93,399	$ 89,026

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 18,769	$ 9,004
Accrued expenses and other current liabilities	11,684	9,765
Current portion of deferred revenue	12,149	11,295
Current portion of capital lease obligations	982	1,574
Total current liabilities	43,584	31,638
Long-term portion of capital lease obligations	1,014	1,007
Long-term debt	5,000	5,000
Deferred revenue	3,917	3,225
Other long-term liabilities	235	2,052
Total Liabilities	53,750	42,922
Stockholders' Equity:
Common stock	316	306
Treasury stock	(1,547)	(1,332)
Additional paid-in capital	117,747	113,238
Accumulated deficit	(76,850)	(66,110)
Accumulated other comprehensive (loss) income	(17)	2
Total stockholders’ equity	39,649	46,104
Total Liabilities and Stockholders' Equity	$ 93,399	$ 89,026

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenue	$ 34,916	$ 32,448	$ 127,373	$ 110,245
Costs and operating expenses:
Cost of revenue (1)	18,047	14,218	59,146	54,423
Technology and development (1)(2)	6,357	6,219	25,612	20,007
Sales and marketing (2)	5,669	4,797	22,846	16,272
General and administrative (1)(2)	4,668	5,106	19,695	15,543
Depreciation and amortization	2,453	2,185	9,235	6,901
Total costs and operating expenses	37,194	32,525	136,534	113,146

Loss from operations	(2,278)	(77)	(9,161)	(2,901)

Other (expense) income	(248)	16	(42)	(16)
Interest expense	(91)	(102)	(318)	(245)
Loss before income taxes and equity interest	(2,617)	(163)	(9,521)	(3,162)
Provision for income taxes	436	209	1,219	239
Loss on equity interest	—	(16)	—	(73)
Net loss	$ (3,053)	$ (388)	$ (10,740)	$ (3,474)

Net loss per share:
Basic	$ (0.10)	$ (0.01)	$ (0.36)	$ (0.12)
Diluted	$ (0.10)	$ (0.01)	$ (0.36)	$ (0.12)

Weighted average shares used to compute net loss per share:
Basic	30,677,457	29,977,417	30,251,685	28,213,838
Diluted	30,677,457	29,977,417	30,251,685	28,213,838

Notes:
(1) Exclusive of depreciation shown separately.
(2) Includes stock-based compensation as follows:
	Three months ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Technology and development	$ 240	$ 243	$ 921	$ 936
Sales and marketing	180	226	784	942
General and administrative	247	295	1,066	1,237
	$ 667	$ 764	$ 2,771	$ 3,115

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	December 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$ (10,740)	$ (3,474)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,235	6,901
Stock-based compensation expense	2,771	3,115
Capitalized software impairment	334	—
Provision for deferred income taxes	143	—
Loss in equity investment	—	73
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(2,080)	(362)
Prepaid expenses and other current assets	(1,572)	(547)
Other long-term assets	(314)	(167)
Accounts payable	8,706	(3,579)
Accrued expenses and other current liabilities	580	2,090
Deferred revenue	1,546	3,478
Other long-term liabilities	(360)	122
Net cash provided by operating activities	8,249	7,650
Cash Flows from Investing Activities:
Purchases of property and equipment	(5,939)	(3,236)
Acquisition net of cash acquired	(2,500)	(17,260)
Net cash used in investing activities	(8,439)	(20,496)
Cash Flows from Financing Activities:
Proceeds from bank financing	—	5,000
Repayments on capital lease obligations	(1,672)	(1,442)
Proceeds from exercise of common stock options	1,560	70
Purchase of treasury stock and shares received to satisfy minimum tax withholding liabilities	(215)	(190)
Payment of contingent consideration	(860)	(495)
Net cash (used in) provided by financing activities	(1,187)	2,943
Effect of exchange rate changes on cash and cash equivalents	(5)	—
Net decrease in Cash and Cash Equivalents	(1,382)	(9,903)
Cash and Cash Equivalents at beginning of period	15,697	25,600
Cash and Cash Equivalents at end of period	$ 14,315	$ 15,697

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Reconciliation of Adjusted EBITDA:
Net loss	$ (3,053)	$ (388)	$(10,740)	$ (3,474)
Provision for income taxes	436	209	1,219	239
Interest expense	91	102	318	245
Other expense (income)	248	(16)	42	16
Depreciation and amortization	2,453	2,185	9,235	6,901
Capitalized software impairment	334	—	334	—
Stock-based compensation expense	667	764	2,771	3,115
Loss on equity interest	—	16	—	73
Acquisition costs	—	—	—	478
Adjusted EBITDA	$ 1,176	$ 2,872	$ 3,179	$ 7,593